ICG COMMUNICATIONS, INC.
          9605 East Maroon Circle
          Englewood, CO  80112


                                     NEWS RELEASE
                        Contacts:  Scott Chase (303) 626-3417
                              Steve Smith (303) 575-6595


         ICG Communications, Inc. Announces $200 Million Offering of Senior
                       Discount Notes by ICG Services, Inc.

               ENGLEWOOD, Colo., Feb. 2 -- ICG Communications, Inc. ("ICG") (Nasdaq: ICGX), today announced that ICG Services, Inc., a new wholly-owned subsidiary of ICG, is offering $200 million of Senior Discount Notes.

          The Senior Discount Notes are ten-year notes maturing in 2008 and will pay no interest in cash for the first five years. The proceeds from the offering will be used by ICG Services, Inc., in order to acquire telecommunications and related equipment and services for the purpose of lease or sale to other subsidiaries of ICG. In addition, a portion of the proceeds from the Offering may be used for strategic acquisitions.

          The Senior Discount Notes being offered will not be, and have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          ICG Services, Inc., through its subsidiary NETCOM On-Line Communication Services, Inc. ("NETCOM"), provides Internet communication solutions, connectivity and website hosting to individuals and to small and medium-sized businesses. NETCOM is one of the leading Internet service providers in the country.

          ICG is a leading national competitive local exchange carrier ("CLEC") publicly traded on The Nasdaq National Market under the symbol "ICGX." The operations of ICG Communications, Inc. consist of Telecom Services provided primarily through ICG Telecom Group, Inc., Internet Services provided primarily through ICG Services, Inc., Network Services provided primarily through ICG Fiber Optic Technologies, Inc. ("FOTI"), and Satellite Services provided primarily through ICG Satellite Services, Inc. ICG Telecom Group, Inc. is ICG's CLEC and enhanced services business. ICG Fiber Optic Technologies, Inc. provides network integration and support services. ICG Satellite Services, Inc. provides maritime telecommunications network and international end-to-end voice and data services, and operates VSAT (very small aperture terminal) private data networks.